Exhibit 99.1
OSG
Overseas Shipholding Group, Inc.
Press Release
For Immediate Release

OVERSEAS SHIPHOLDING GROUP REPORTS SECOND QUARTER 2012 RESULTS

Highlights

-	Second quarter 2012 TCE revenues were $210.0 million, a 1% increase from $207.3 million in the prior year quarter
-	Second quarter 2012 Loss was $55.3 million, or $1.83 per diluted share, compared with a Loss of $37.3 million, or $1.24 per diluted share in the second quarter of 2011
-	Adjusted for special items, second quarter Loss was $46.0 million, or $1.52 per diluted share
-	Second quarter 2012 cash flow from operations was $10.1 million
-
Cash was $227 million as of June 30, 2012.  The Company subsequently borrowed $343 million, the full remaining availability under its unsecured revolving credit facility, and currently holds cash and cash equivalents in excess of $550 million.

New York – August 1, 2012 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today reported results for the second quarter of fiscal 2012 ended June 30, 2012.

For the quarter ended June 30, 2012, the Company reported TCE1 revenues of $210.0 million, an increase of $2.7 million, or 1%, from $207.3 million in the 2011 quarter.  Total revenue days increased quarter-on-quarter by 576 days, reflecting new deliveries of International and U.S. Flag product carriers and the return to service of a previously laid-up U.S. Flag ATB.  After a strong start to the second quarter, International Flag MR spot rates fell sharply in May, leading to an average spot TCE rate of $10,500/day for the quarter, a reduction of 30% from the prior year quarter. This decline offset improvement in TCE rates earned in the U.S. Flag unit and by VLCCs and Suezmaxes.  In the International Products segment, fleet expansion drove a 14% increase in revenue days which was offset by spot rate weakness, leading to a $7.0 million decrease in TCE revenues.  The $2.8 million increase in International Crude TCE revenues to $79.0 million was in line with a $550/day increase in the average segment TCE rate, with Crude revenue days little changed as the continued net reduction of time chartered-in tonnage was offset by an increase in spot charter-in days in the Aframax lightering business.   U.S. Flag TCE revenues increased by $8.0 million to $83.8 million on higher TCEs in each Jones Act segment and a 4% increase in revenue days reflecting the return to service of a previously laid-up ATB in the third quarter of 2011.  Net loss (Loss2) for the quarter ended June 30, 2012 was $55.3 million, or $1.83 per diluted share, compared with a Loss of $37.3 million, or $1.24 per diluted share, in the same period in 2011.  Adjusted for special items that increased the Loss by $9.3 million, or $0.31 per diluted share, the second quarter Loss was $46.0 million, or $1.52 per diluted share, compared with a Loss of $36.1 million, or $1.20 per diluted share, in the second quarter of 2011.  Details on special items are provided later in this press release.

Morten Arntzen, President and CEO commented: "Following on the slowdown of the world economy, all our International Flag markets turned down during the second half of the second quarter, with rates in our MR segment being under particular pressure, resulting in a disappointing quarter.  Rates remain challenging today.  On a bright note, our U.S. Flag unit continued to perform ahead of plan and the prospects for this business improved following the announcement of the sale of Conoco's Trainer refinery to Delta Air Lines and Sunoco's transfer of its Philadelphia refinery to a joint venture with Carlyle."

1   See Appendix 1 for reconciliation of TCE (time charter equivalent) revenues, a non-GAAP measure, to shipping revenues.
2	References to Results, Earnings or Loss refers to Net Income / (Loss).

Mr. Arntzen continued, “In July we drew down the full remaining availability under our revolving credit facility and now have cash reserves of over $550 million.  We believe this was a prudent step given the ongoing difficult market conditions.  We are in discussions with our main banks to put in place long-term financing that provides sufficient liquidity to manage through an extended downturn in our International Flag tanker markets. At the same time, we are pursuing other liquidity raising options available to the Company.”

Select Quarterly Income Statement Detail

-
The $2.7 million (1.3%) increase in TCE revenues for the quarter ended June 30, 2012 from the year-earlier quarter is principally due to a 6% increase in revenue days of 576 days as partially offset by a 4% weaker average fleetwide TCE rate.  Bunker prices fell sharply in May and June, alleviating some of the recent pressure on spot TCEs across the OSG fleet.  Average bunker prices for the quarter were, however, similar to levels in the prior year quarter.

•
TCE revenues in the International Crude segment increased by $2.8 million, or 4%, to $79.0 million on 18 more revenue days as the Company continued to reconstitute its chartered-in Crude fleet by redelivering time chartered-in VLCCs and Aframaxes that had generated losses in recent quarters and adding new Suezmax and Aframax time charters at lower market rates that were profitable in the second quarter.  VLCCs benefited in the first half of the quarter from Crude inventory stocking in anticipation of the embargo on Iranian crudes that took effect on July 1.  The average realized VLCC TCE increased by over 30% on 139 fewer revenue days as redeliveries of chartered-in tonnage were partially offset by the delivery of two owned newbuildings in July 2011 and January 2012.  Suezmax TCE revenues increased significantly as the Company increased its exposure through short-term time charters-in at attractive rates, resulting in a 25% increase of 114 revenue days.  Though easing 23% sequentially from the first quarter, the average spot Suezmax TCE rate of $19,300/day was 42% higher than in the prior year quarter. The average spot Aframax TCE rate was $11,500/day, down 10% sequentially from the first quarter but 10% above the year-ago quarter.  Panamax revenues decreased by $3.7 million on lower realized spot and fixed TCEs and 131 less revenue days resulting from an increase in drydock offhire days.

•
International Products revenues decreased by $7.0 million, or 14%, to $44.2 million.  Revenue was negatively impacted by a 30% decrease in the spot TCE achieved in the MR class as weaker oil demand in both Europe and the U.S. led to a reduction in movements within the Atlantic basin, where the Company’s fleet is concentrated.  This weakness was compounded by an influx of product carriers from Far Eastern markets seeking the higher rates available in the Atlantic trades.  This negative impact on Product revenues was partially offset by a 14% increase of 475 revenue days reflecting the delivery of two owned and one time chartered-in MRs and two owned LR1s since the beginning of the second quarter of 2011.

•
TCE revenue in the U.S. Flag segment increased by $8.0 million, or 10%, to $83.8 million, on higher realized TCEs in each vessel class and an increase of 82 revenue days (4%) that was due to the return to service of an ATB, the OSG 214, in the third quarter of 2011.  Since the start of the second quarter of 2011, one bareboat chartered-in product carrier delivered into the tanker fleet, and one ATB delivered into the Delaware Bay lightering fleet to replace an older ATB that was subsequently retired.  Realized TCEs increased on U.S. Flag product carriers as time charters were added or replaced at sequentially higher rates, and also rose on ATBs as a result of higher spot rates and improved utilization.

-
Vessel expenses increased by $0.4 million, or less than 1%, to $68.9 million as continued expense control produced a $500/day decrease (5%) in average fleetwide daily vessel expense that largely offset the 6% increase in owned and bareboat chartered-in days and four owned product carriers referred to above.  In the International Crude unit, a 182-day increase in operating days resulting from the delivery of two owned VLCCs was largely offset by a $430/day decline in average daily operating cost, resulting in a $0.5 million increase in vessel expenses.  International Products vessel expenses increased by $0.6 million, or 3%, principally due to a 312-day increase (21%) in owned operating days that was partially offset by a 9% decrease of $691/day in average daily operating cost.  The savings achieved in daily International vessel expenses were primarily the result of lower crew and repair costs and favorable timing on deliveries of lubricating oils, stores and spares.  Vessel expenses in the U.S. Flag unit decreased by $0.6 million, in line with a net decrease of 64 owned and bareboat charter days reflecting the delivery of one bareboat chartered-in Jones Act product carrier and retirement of one owned lightering ATB referred to above.  Daily operating expenses in the U.S. Flag fleet remained well contained.

-
Charter hire expenses decreased by $2.1 million to $97.1 million, reflecting changes in the chartered-in fleet and a decrease of $7.2 million in deferred gain amortization, which serves to reduce charter hire expense, resulting from the expiry of the amortization period on prior sales of certain Crude vessels that were subject to leaseback arrangements.  In the Crude fleet, the continued redelivery of time chartered-in VLCCs and Aframaxes against additions to the time chartered-in Suezmax fleet resulted in a net reduction of 289 time charter-in days, which was largely offset by a 279-day increase in spot charter days in the Aframax lightering fleet.  The average daily charter rate paid decreased by $4,800/day on rate concessions of $5,000 per day negotiated on time charters-in of two VLCCs and two Aframaxes and the replacement of chartered-in tonnage at lower daily rates.  The combined impact was a $4.0 million decrease in Crude charter hire expenses.  Charter hire expenses increased in the International Products ($1.8 million) and U.S. Flag ($0.5 million) segments as a result of the deliveries of the one-time chartered-in MR and one bareboat chartered-in Jones Act product carrier referred to above.

-
General and administrative expenses were $23.1 million, an increase of $0.7 million, or 3%, from $22.4 million in the second quarter of 2011.  This increase was principally due to the payment of $3.0 million in non-recurring retention bonuses and a $0.6 million increase in legal and consulting expenses, partially offset by a $2.6 million reduction in shoreside compensation that was driven by headcount reductions and a decrease in incentive compensation accruals for 2012.

Special Items

Special items in the second quarter of 2012 increased the quarterly Loss by $9.3 million, or $0.31 per diluted share, and included:

-	Loss on sale or write-down of securities and investments of $3.4 million, or $0.11 per diluted share;
-	Reduction/reversal in the unrealized gains on bunker swaps and FFAs of $3.9 million, or $0.13 per diluted share;
-	Cost incurred of $1.3 million, or $0.04 per diluted share, associated with the consolidation of the International Flag technical management functions in Athens, Greece; and
-	Increase in the unrealized loss of $1.0 million, or $0.04 per diluted share, on the interest rate swaps associated with the FSO Africa financing.

For a detailed schedule of these special items for the three and six months ended June 30, 2012 and the corresponding prior year periods, see Reconciling Information, which is posted in Webcasts and Presentations in the Investor Relations section of www.osg.com.

Liquidity and Other Key Metrics

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Cash and cash equivalents increased to $227 million on June 30, 2012 from $55 million as of December 31, 2011.  This increase reflects in part the drawdown in February 2012 of $150 million from the unsecured revolving credit facility and the investment thereof in cash instruments, as well as the January 2012 prepayment in full of a secured debt facility in the amount of $49 million.

-
In July 2012, the Company borrowed $343 million, the full remaining availability under its unsecured revolving credit facility.  These funds are being held in high quality money market instruments with daily liquidity.  The Company now holds cash and cash equivalents in excess of $550 million.  Discussions are ongoing with the Company’s main banks to put in place long-term financing that provides sufficient liquidity to manage through an extended downturn in the International Flag tanker markets.  The Company believes that it will continue to maintain compliance with all of its financial covenants and cover any refinancing shortfall over the next twelve months through the use of cash on hand and the execution of one or more of the liquidity raising options.

-
Total debt was $2.24 billion, up from $2.07 billion as of December 31, 2011 and unchanged from March 31, 2012.  Net debt, consisting of total debt less cash and cash equivalents, was essentially unchanged from both dates at $2.02 billion.

-
Liquidity3-adjusted long term debt to capital4 was 53.9%, a decrease from 56.2% as of December 31, 2011 that was primarily the result of the reclassification of $256 million of long-term revolver balances to current based on the February 2013 maturity date of the current revolver and the $900 million capacity of the forward start facility that replaces it.  Liquidity and liquidity-adjusted long term debt to capital (on a pro forma basis) were unchanged as a result of the revolver drawdown referred to above.

-	Cash flow from operations was $10.1 million for the second quarter 2012 and $19.6 million for the six months ended June 30, 2012.
-	As of June 30, 2012, 15 vessels constituting 29% of the net book value of the Company’s vessels were pledged as collateral under secured debt facilities.
-
Construction contract commitments were $46 million as of June 30, 2012, including $17 million due in 2012, consisting of the remaining progress payments on two Aframax newbuildings which are scheduled to deliver in 2013.

3Liquidity is defined as cash plus short-term investments plus availability under the Company’s unsecured credit facility.
4Liquidity-adjusted debt is defined as long-term debt reduced by cash and short-term investments.

Segment Activity

Crude Oil
-
During May 2012, the Overseas Yellowstone and the Overseas Josefa Camejo were transferred from the Aframax fleet trading in the Aframax International pool to the Aframax lightering fleet to replace the Overseas Rebecca and the Overseas Ania, which were redelivered to their owner after completion of their respective time charters.

-	On June 1, 2012, OSG took delivery of two Aframaxes, the Yasa Golden Bosphorus and the Yasa Golden Marmara, under 15-month (minimum term) time charters for service in the Aframax International pool.
-	During June 2012, OSG redelivered the Overseas Sophie, a time chartered Aframax, to its owner.
-
In the year to date, OSG has redelivered 1.9 VLCCs, 2.9 Suezmaxes and 4.0 Aframaxes previously chartered-in at rates above those earned in the spot markets in 2011.  Over the balance of 2012, the Company is scheduled to redeliver another 1.2 VLCCs, 0.9 Suezmaxes and 1.0 Aframax remaining on such higher-rate time charters.  The expiry of these charters-in and/or the rechartering of replacement tonnage at current lower rates is expected to have a significant positive impact on the results of OSG’s chartered-in Crude fleet going forward.

Products
-	Of the Company’s six LR1s, three are trading in the Panamax International pool, two are on time charter and one is trading in the clean Panamax (LR1) market.

U.S. Flag
-
OSG’s Jones Act product tanker fleet remains fully committed under time charters, with renewals in the year 2012 to date at rates in excess of expiring rates and each successive renewal rate higher than the last.  Four of OSG’s products ATBs have secured short term time charters with expiries from late 4Q2012 to early 2Q2013.

-
In June, Delta Air Lines closed on its acquisition of the Trainer refinery, which had been idled since September 2011.  After previously announcing that they would idle the main processing units of its Philadelphia refinery in August 2012 if the facility could not be sold, Sunoco announced in July that it would form a joint venture with The Carlyle Group to own and operate the refinery.

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended June 30, 2012 and the comparable period of 2011.  Revenue days in the quarter ended June 30, 2012 totaled 10,454 compared with 9,878 in the prior year quarter.  A summary fleet list by vessel class can be found later in this press release.

	Three Months Ended June 30, 2012			Three Months Ended June 30, 2011
	Spot	Fixed	Total	Spot		Fixed	Total
Business Unit – Crude Oil
VLCC (< 15 years old)
Average TCE Rate	$27,451	$—		$20,400	1	$—
Number of Revenue Days	895	—	895	1,230		—	1,230
VLCC (>15 years old)
Average TCE Rate	$23,450	$—		$—		$—
Number of Revenue Days	196	—	196	—		—	—
Suezmax
Average TCE Rate	$19,309	$—		$13,630		$—
Number of Revenue Days	570	—	570	456		—	456
Aframax
Average TCE Rate	$11,465	$14,884		$10,390		$20,588
Number of Revenue Days	884	39	923	859		156	1,015
Aframax – Lightering
Average TCE Rate	$17,371	$—		$21,732		$—
Number of Revenue Days	1,089	—	1,089	738		—	738
Panamax 2
Average TCE Rate	$17,199	$13,619		$17,905		$17,226
Number of Revenue Days	384	304	688	455		364	819
Other Crude Oil Revenue Days 3	91	—	91	175		—	175
Total Crude Oil Revenue Days	4,109	343	4,452	3,913		520	4,433
Business Unit – Products
LR1
Average TCE Rate	$16,010	$12,314		$15,214		$—
Number of Revenue Days	404	142	546	398		—	398
MR
Average TCE Rate	$10,534	$14,976		$15,153		$13,950
Number of Revenue Days	3,033	295	3,328	2,803		198	3,001
Total Refined Products Revenue Days	3,437	437	3,874	3,201		198	3,399
Business Unit – U.S. Flag
Handysize Product Carrier
Average TCE Rate	$—	$51,629		$32,346		$50,895
Number of Revenue Days	—	1,061	1,061	69		987	1,056
ATB
Average TCE Rate	$27,750	$25,683		$21,412		$—
Number of Revenue Days	568	44	612	470		—	470
Lightering
Average TCE Rate	$44,957	$—		$39,328		$—
Number of Revenue Days	273	—	273	338		—	338
Total U.S. Flag Revenue Days	841	1,105	1,946	877		987	1,864
Other – Number of Revenue Days	—	182	182	—		182	182
TOTAL REVENUE DAYS	8,387	2,067	10,454	7,991		1,887	9,878
1	Prior year TCE rate not restated for revised presentation.
2	Includes one vessel performing a bareboat charter-out.
3
Other Crude Oil revenue days includes the Company’s ULCC and, for the quarter ended June 30, 2011, one double-sided Aframax which had substantial idle time during such period and was previously included in Aframax Lightering.

Consolidated Statements of Operations

($ in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Shipping Revenues:
Pool revenues	$69,858	$69,622	$142,384	$146,839
Time and bareboat charter revenues	69,857	64,195	137,842	124,651
Voyage charter revenues	151,639	137,921	303,506	263,916
Total Shipping Revenues	291,354	271,738	583,732	535,406
Operating Expenses:
Voyage expenses	81,353	64,407	159,702	121,513
Vessel expenses	68,920	68,546	139,617	137,955
Charter hire expenses	97,064	99,132	192,835	194,482
Depreciation and amortization	50,351	42,720	99,613	85,028
General and administrative	23,088	22,434	44,224	46,902
Severance and relocation costs	1,302	-	2,213	-
Gain on disposal of vessels	(285)	(1,455)	(391)	(587)
Total Operating Expenses	321,793	295,784	637,813	585,293
Loss from Vessel Operations	(30,439)	(24,046)	(54,081)	(49,887)
Equity in Income of Affiliated Companies	5,538	3,930	12,618	9,572
Operating Loss	(24,901)	(20,116)	(41,463)	(40,315)
Other Income / (Expense)	(6,484)	722	(3,072)	2,546
	(31,385)	(19,394)	(44,535)	(37,769)
Interest Expense	(22,084)	(19,134)	(45,094)	(36,873)
Loss before Income Taxes	(53,469)	(38,528)	(89,629)	(74,642)
Income Tax (Provision) /Benefit	(1,857)	1,220	(510)	2,776
Net Loss	$(55,326)	$(37,308)	$(90,139)	$(71,866)

Weighted Average Number of Common Shares Outstanding:
Basic	30,314,646	30,227,758	30,298,772	30,219,367
Diluted	30,314,646	30,227,758	30,298,772	30,219,367
Per Share Amounts:
Basic	$(1.83)	$(1.24)	$(2.98)	$(2.39)
Diluted	$(1.83)	$(1.24)	$(2.98)	$(2.39)
Cash dividends declared	-	$0.88	-	$1.31

Consolidated Balance Sheets

($ in thousands)	June 30, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$226,554	$54,877
Voyage receivables	185,345	168,313
Other receivables	48,994	52,337
Inventories , prepaid expenses and other current assets	39,307	66,620
Total Current Assets	500,200	342,147
Vessels and other property, including construction in progress of $85,995 and $239,768, less accumulated depreciation	3,186,542	3,226,923
Deferred drydock expenditures, net	73,268	66,023
Total Vessels, Deferred Drydock and Other Property	3,259,810	3,292,946

Investments in affiliated companies	262,710	251,385
Intangible assets, less accumulated amortization	74,567	77,158
Goodwill	9,589	9,589
Other assets	44,458	61,124
Total Assets	$4,151,334	$4,034,349

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$142,605	$125,111
Current installments of long-term debt	292,412	14,990
Total Current Liabilities	435,017	140,101

Long-term debt	1,952,240	2,050,902
Deferred gain on sale and leaseback of vessels	6,516	11,051
Deferred income taxes and other liabilities	280,508	277,050
Total Liabilities	2,674,281	2,479,104
Equity
Total Equity	1,477,053	1,555,245
Total Liabilities and Equity	$4,151,334	$4,034,349

Consolidated Statements of Cash Flows

($ in thousands)	Six Months Ended June 30,
	2012	2011
Cash Flows from Operating Activities:
Net loss	$(90,139)	$(71,866)
Items included in net loss not affecting cash flows:
Depreciation and amortization	99,613	85,028
Amortization of deferred gain on sale and leasebacks	(4,535)	(17,996)
Amortization of debt discount and other deferred financing costs	1,928	1,785
Compensation relating to restricted stock and stock option grants	4,042	5,095
Deferred income tax benefit	(1,302)	(2,596)
Unrealized losses / (gains) on forward freight agreements and bunker swaps	1,920	(225)
Undistributed earnings of affiliated companies	(3,523)	(754)
Deferred payment obligations on charters-in	2,785	2,625
Other – net	4,159	2,376
Items included in net loss related to investing and financing activities:
(Gain) / loss on sale or write-down of securities and investments – net	2,350	(500)
Gain on disposal of vessels – net	(391)	(587)
Payments for drydocking	(23,785)	(11,196)
Changes in operating assets and liabilities	26,474	15,391
Net cash provided by operating activities	19,596	6,580
Cash Flows from Investing Activities:
Long-term investments	-	(13,465)
Short-term investments	-	(5,678)
Proceeds from sales of investments	12,728	1,095
Expenditures for vessels	(38,476)	(108,795)
Proceeds from disposal of vessels	-	12,577
Expenditures for other property	(1,693)	(4,059)
Distributions from affiliated companies – net	-	2,416
Other – net	1,241	3,137
Net cash used in investing activities	(26,200)	(112,772)
Cash Flows from Financing Activities:
Purchases of treasury stock	(285)	(827)
Issuance of debt, net of issuance costs and deferred finance costs	229,000	104,767
Payments on debt	(50,515)	(20,733)
Cash dividends paid	-	(26,768)
Issuance of common stock upon exercise of stock options	81	380
Net cash provided by financing activities	178,281	56,819
Net increase / (decrease) in cash and cash equivalents	171,677	(49,373)
Cash and cash equivalents at beginning of year	54,877	253,649
Cash and cash equivalents at end of period	$226,554	$204,276

Fleet Information

As of June 30, 2012, OSG’s owned and operated fleet totaled 112 International Flag and U.S. Flag vessels (67 vessels owned and 45 chartered-in) compared with 109 at June 30, 2011.  OSG’s newbuild program consisted of two owned Aframax crude carriers.  The Company’s fleet list excludes vessels chartered-in where the charter duration was one year or less at inception.  A detailed fleet list and updates on vessels under construction can be found in the Fleet section on www.osg.com.

	Vessels Owned		Vessels Chartered-in		Total at June 30, 2012
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	2	1.0	—	—	2	1.0	864,046
VLCC and ULCC	11	11.0	2	2.0	13	13.0	4,106,744
Suezmax	—	—	3	2.9	3	2.9	475,484
Aframax	4	4.0	4	4.0	8	8.0	900,887
Panamax	9	9.0	—	—	9	9.0	626,834
Lightering	4	4.0	2	2.0	6	6.0	633,496
International Flag Crude Tankers	30	29.0	11	10.9	41	39.9	7,607,491

LR1	4	4.0	2	2.0	6	6.0	445,154
MR 1	16	16.0	21	21.0	37	37.0	1,776,438
International Flag Product Carriers	20	20.0	23	23.0	43	43.0	2,221,592

Chemical Carrier	—	—	1	1.0	1	1.0	19,986
Car Carrier	1	1.0	—	—	1	1.0	16,101
Total Int’l Flag Operating Fleet	51	50.0	35	34.9	86	84.9	9,865,170

Handysize Product Carriers 2	2	2.0	10	10.0	12	12.0	561,117
Clean ATBs	7	7.0	—	—	7	7.0	195,616
Lightering ATBs	3	3.0	—	—	3	3.0	121,560
Total U.S. Flag Operating Fleet	12	12.0	10	10.0	22	22.0	878,293

LNG Fleet	4	2.0	—	—	4	2.0	864,800 cbm
Total Operating Fleet	67	64.0	45	44.9	112	108.9	10,743,463 and 864,800 cbm
Newbuild Fleet
International Flag
Aframax	2	2.0	—	—	2	2.0	226,000
Total Operating & Newbuild Fleet	69	66.0	45	44.9	114	110.9	10,969,463 and 864,800 cbm

1	Includes two owned U.S. Flag product carriers that trade internationally with associated revenue included in the Product Carriers segment
  2   Includes two owned shuttle tankers, the Overseas Cascade and the Overseas Chinook
Note:  Excludes short term time chartered vessels: 0.4 VLCCs, 3.6 Suezmaxes, 2.0 Aframaxes and 1.0 Aframax Lightering (based on percent interest)

Appendix 1 – Reconciliation to Non-GAAP Financial Information

TCE Reconciliation
Reconciliation of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
($ in thousands)	2012	2011	2012	2011
Time charter equivalent revenues	$210,001	$207,331	$424,030	$413,893
Add: Voyage Expenses	81,353	64,407	159,702	121,513
Shipping revenues	$291,354	$271,738	$583,732	$535,406

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter.  Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

Appendix 2 – Capital Expenditures

The following table presents information with respect to OSG’s capital expenditures for the three and six months ended June 30, 2012 and 2011:

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
($ in thousands)	2012	2011	2012	2011
Expenditures for vessels	$9,133	$45,142	$38,476	$108,795
Investments in and advances to affiliated companies	—	—	—	—
Payments for drydockings	12,956	8,333	23,785	11,196
	$22,089	$53,475	$62,261	$119,991

Appendix 3 – Third Quarter 2012 TCE Rates

The Company has achieved the following average estimated TCE rates for the third quarter of 2012 for the percentage of days booked for vessels operating through July 20, 2012.  The information is based in part on data provided by the pools or commercial joint ventures in which the vessels participate.  All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any vessel acquisitions or disposals and the timing and length of drydocks and repairs.

		Third Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rate	Fixed as of 7/20/12	Open as of 7/20/12	Total	% Days Booked
Business Unit – Crude Oil
VLCC (< 15 years old) – Spot	$15,000	571	434	1,005	57%
Suezmax – Spot	$20,000	175	368	543	32%
Suezmax – Period	$20,500	50	—	50	100%
Aframax – Spot	$12,500	383	544	927	41%
Aframax – Period	$15,000	46	—	46	100%
Aframax Lightering – Spot	$17,500	238	449	687	35%
Panamax – Spot	$18,500	103	351	454	23%
Panamax – Period 1	$12,000	368	—	368	100%
Business Unit – Refined Petroleum Products
LR1 – Spot	$16,000	89	315	404	22%
LR1 – Period	$13,000	148	—	148	100%
MR – Spot	$9,000	971	2,198	3,169	31%
MR – Period	$14,500	223	—	223	100%
Business Unit – U.S. Flag
Product Carrier – Time	$53,500	1,101	—	1,101	100%
ATB – Spot	$32,000	242	76	318	76%
ATB – Period	$25,000	308	—	308	100%

1	Includes one vessel performing a bareboat charter-out.
Note:  Includes spot revenue from short term time chartered-in vessels (0.4 VLCCs, 3.6 Suezmaxes, 2.0 Aframaxes and 1.0 Aframax Lightering, based on percent interest) and vessels spot chartered-in to supplement the Aframax Lightering fleet.

Appendix 4 – 2012 Fixed TCE Rates
The following table shows average estimated TCE rates and associated days booked for the fourth quarter of 2012 as of July 20, 2012.

Fixed Rates and Revenue Days for 4Q2012 as of 7/20/12
B Business Unit – Crude Oil
Suezmax
Average TCE Rate	$15,000
Number of Revenue Days	49
Aframax
Average TCE Rate	$20,500
Number of Revenue Days	49
Panamax 1
Average TCE Rate	$11,500
Number of Revenue Days	319
Business Unit – Refined Petroleum Products
LR1
Average TCE Rate	$12,500
Number of Revenue Days	92
MR
Average TCE Rate	$14,500
Number of Revenue Days	147
B Business Unit – U.S. Flag
Product Carrier
Average TCE Rate	$54,000
Number of Revenue Days	1,083
ATB
Average TCE Rate	$25,000
Number of Revenue Days	332

1	Includes one vessel performing a bareboat charter-out.

# # #

Conference Call Information

OSG has scheduled a conference call for today at 11:00 a.m. ET.  Call-in information is (877) 941-1428 (domestic) and (480) 629-9665 (international).  The conference call and supporting presentation can also be accessed by webcast, which will be available at www.osg.com in the Investor Relations/Webcasts and Presentations section.  Additionally, a replay of the call will be available by telephone through August 8, 2012; the number for the replay is (877) 870-5176 (domestic) and (858) 384-5517 (international).  The passcode for the replay is 4553723.

About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world.  As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs.  OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY.  More information is available at www.osg.com.

Forward-Looking Statements
This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker and articulated tug barge markets, changing oil trading patterns, anticipated levels of newbuilding and scrapping, prospects for certain strategic alliances and investments, including OSG’s U.S. Flag business unit, estimated TCE rates achieved for the third and fourth quarters of 2012, OSG’s ability to reduce general and administrative expense and operating cost and to achieve fuel cost savings across OSG’s fleet, the profitability in 2012 of certain business units, OSG’s ability to achieve its liquidity goals and to obtain satisfactory long-term financing, OSG’s continued compliance with all of its financial covenants, timely delivery of newbuildings in accordance with contractual terms, prospects of OSG’s strategy of being a market leader in the segments in which it competes and the forecast of world economic activity and oil demand.  These statements are based on certain assumptions made by OSG management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of OSG, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the Company’s Annual Report for 2011 on Form 10-K and those risks discussed in the other reports OSG files with the Securities and Exchange Commission.

Contact Information
For more information contact:  John F. Collins, Jr., Vice President Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.